     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 2001
                                                  REGISTRATION NO. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ADVANCED BIOTHERAPY, INC.
             (Exact name of Registrant as specified in its charter)


            Delaware                   6355 Topanga Canyon Boulevard               51-0402415
(State or other jurisdiction of                   Suite 510                      (I.R.S. Employer
 incorporation or organization)        Woodland Hills, California 91367        Identification Number)
                                                (818) 883-6716
                   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                Edmond Buccellato
                             Chief Executive Officer
                            ADVANCED BIOTHERAPY, INC.
                    6355 Topanga Canyon Boulevard, Suite 510
                        Woodland Hills, California 91367
                                 (818) 883-6716
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------

                                    Copy to:
                              Joel Weinstein, Esq.
                      RUTTER, HOBBS & DAVIDOFF INCORPORATED
                      1900 Avenue of the Stars, Suite 2700
                       Los Angeles, California 90067-4301
                                 (310) 286-1700

                           --------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462 (b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462 (c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

     IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]


                         CALCULATION OF REGISTRATION FEE

========================================================================================================================
   TITLE OF EACH CLASS OF                               PROPOSED MAXIMUM         PROPOSED MAXIMUM           AMOUNT OF
     SECURITIES TO BE            AMOUNT TO BE            OFFERING PRICE              AGGREGATE            REGISTRATION
        REGISTERED               REGISTERED (1)           PER SHARE (2)          OFFERING PRICE (2)            FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.001 per share               13,684,777 shares           $0.19                 $2,600,107.60             $651.00
========================================================================================================================

(1) Includes 6,550,145 shares that may be offered by Selling Stockholders upon conversion of Convertible Debt as described herein; an additional 2,449,497 shares reserved for issuance in connection with the conversion of additional Convertible Debt which may be issued in the future by the Company to the Selling Stockholders as interest payments (in lieu of cash) as described herein; as well as 4,685,135 shares that may be offered by Selling Stockholders upon exercise of certain warrants as described herein.
(2) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act, based on the average of the bid and asked prices of the Registrant's Common Stock as reported on the OTC Bulletin Board on July 18, 2001.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED JULY 26, 2001

                               P R O S P E C T U S
                                13,684,777 Shares

                            ADVANCED BIOTHERAPY, INC.
                                  COMMON STOCK

                         ------------------------------

     This Prospectus relates to 13,684,777 shares (the "Shares") of common stock, par value $0.001 per share ("Common Stock"), of Advanced Biotherapy, Inc. The Shares may be offered by stockholders of the Company ("Selling Stockholders") as described herein. During the year 2000, the Company completed a private placement of 10% Convertible Subordinate Debt due September 30, 2004 ("Convertible Debt"). The Convertible Debt is convertible into shares of Company Common Stock at a conversion price of $0.25 per share. Interest upon the Convertible Debt is payable in cash, or in equivalent principal amount of Convertible Debt, at the option of the Company. The Company has elected to pay the entire amount of accrued and unpaid interest through June 30, 2001, in additional Convertible Debt. The amount of Shares consists of three components:
(i) 6,550,145 Shares with respect to the currently outstanding principal amount of Convertible Debt; (ii) an additional 2,449,497 Shares reserved for issuance by the Company in connection with additional Convertible Debt which may be issued as interest payments (in lieu of cash); and (iii) 4,685,135 Shares issuable upon exercise of certain warrants granted by the Company.

     None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by us.

     Our Common Stock is traded on the OTC Bulletin Board under the symbol "ADVB.OB." On July 18, 2001, the last closing price for the Common Stock as reported by the OTC Bulletin Board was $0.19 per share.

                         ------------------------------

YOU SHOULD READ THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST. PLEASE REFER TO THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF THE MATERIAL RISKS INVOLVED IN INVESTING IN THE SHARES.

                         ------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                  The date of this Prospectus is July 26, 2001

INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.
THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED UNTIL THE
REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS
EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS
NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR
SALE IS NOT PERMITTED.

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

   -------------------------------------------------------------------------------------
                             TABLE OF CONTENTS                                     PAGE
   -------------------------------------------------------------------------------------
   Prospectus Summary                                                                 4
   The Company                                                                        4
   Risk Factors                                                                       7
   Forward Looking Statements                                                        14
   Description of Common Stock                                                       14
   Use of Proceeds                                                                   15
   Selling Stockholders                                                              15
   Plan of Distribution                                                              18
   Legal Matters                                                                     20
   Experts                                                                           20
   Where You Can Find More Information                                               20



     This Prospectus contains information about our Company and the shares of our common stock being offered by this Prospectus. In addition, as described below in the section entitled "Available Information," we have filed and plan to continue filing other documents with the Securities and Exchange Commission
(SEC) that contain information about us and our common stock. These other documents are incorporated by reference in this Prospectus. Before you decide to invest in common stock being offered by this Prospectus, you should read this Prospectus and other documents we file with the SEC.


     You should only rely on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this Prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of Common Stock.

                                   THE COMPANY

     Advanced Biotherapy Inc. is a corporation organized and existing under the laws of the State of Delaware, headquartered in Woodland Hills, California. We are a biotechnology company developing therapeutics for a range of autoimmune diseases based on an anti-cytokine platform technology. Cytokines are soluble components of the immune system that are largely responsible for regulating the immune response. When overproduced, as in certain autoimmune diseases, interferons and cytokines can lead to immune system disturbance and inflammation. This results in localized tissue damage and leads to the pathology seen in autoimmune diseases (AD). The Company plans to develop drugs designed to reduce the levels of certain cytokines. To date, our activities have consisted primarily of research, development and non-United States clinical trials. Such activities have resulted in accumulated losses at December 31, 2000.

     We develop drugs that may effectively treat a range of autoimmune diseases. Our technology is based upon the work of Dr. Simon Skurkovich and Dr. Boris Skurkovich who first suggested that autoimmune disease may be the result of augmented cytokine production (Nature, Vol. 241, P 551-552, 1974). We have conducted a number of clinical trials at major institutes of the Medical Academy of Sciences in Russia, in which we have evaluated the efficacy of a series of polyclonal antibodies, raised against a variety of cytokines, in autoimmune diseases such as rheumatoid arthritis (RA), multiple sclerosis (MS) and acquired immunodeficiency disease (AIDS).

     In four randomized, placebo-controlled, double blind trials conducted in Russia, we believe we have demonstrated efficacy of our anti-cytokine strategy in both RA and MS. These studies have permitted us to determine which cytokines are most active in the AD process, and therefore, which need to be reduced to treat the disorder. With a five-day treatment course, statistically significant and clinically relevant responses were obtained that persisted for as long as one year after treatment termination in the MS studies and for one month in the RA studies.

     Prior to marketing the Company's development stage products, the Company must obtain regulatory approval from the United States Food and Drug Administration ("FDA"). The Company is not sufficiently funded to allow it to complete the product development process, obtain FDA approval, and market its products. However, the Company plans to seek additional financing through the private sale of restricted securities to investors, enter into joint ventures or licensing or similar arrangements with large pharmaceutical companies to provide the funding necessary for additional activities. There can be no assurance that the Company will enter into any such arrangements, obtain the appropriate regulatory approvals, or develop, manufacture, market, or distribute commercially viable products.

     The Company anticipates that it will incur substantial losses in the foreseeable future as a result of its continued product development. There are no assurances that the Company will be successful in completing its product development, receive FDA approval, implement manufacturing operations and commercially market its development stage products.

BUSINESS OBJECTIVE

     The business strategy of the Company is twofold in nature and involves the engagement of a corporate partner to assist in the clinical development of its drug treatments for autoimmune disorders. This will involve, upon the identification of such a partner, the filing of the necessary documents with the FDA, conducting clinical trials and obtaining the necessary regulatory approvals (New Drug Application (NDA) or a 510K device approval). The Company does not intend to market its drug products if they are approved by the FDA, but will instead seek a royalty arrangement with a corporate partner who will market the product when and if it is approved.

     The second element of the Company's business strategy is to seek out merger and acquisition candidates that can either expand the Company's technology base in the area of autoimmune disease therapeutics or bring approved products into the Company that will generate recurring revenue.

     The amount spent on research and development by the Company for the fiscal year ending December 31, 2000 and 1999 was $39,579 and $156,280, respectively.

MANUFACTURING

     The Company intends to out-source product manufacturing and has identified several contract manufacturers as having suitable facilities for manufacturing large quantities of antibodies and the requisite extracorporeal devices. The raw materials are used as base components in a number of drug products and are commercially available nationally and internationally.

     The Company has not entered into any manufacturing agreement for fully human antibodies and there is no assurance that any agreements will be entered into in the future.

GOVERNMENT REGULATION

     The Company's activities are subject to extensive federal, state, county and local laws and regulations controlling the development, testing, manufacture and distribution of medical treatments. The type of antibody-based products described in the section entitled "Product Development Plan" above will be subject to regulation as therapeutics or devices by the FDA, as well as varying degrees of regulation by a number of foreign governmental agencies. To comply with the FDA regulations regarding the manufacture and marketing of such products, the Company would likely incur substantial costs relating to laboratory and clinical testing of new products, and for the preparation and filing of documents in the formats required by the FDA. There are no assurances that the Company will receive FDA approval necessary to commercially market its products, if any, and that if the Company is successful, it will not encounter delays in bringing its new products to market as a result of being required by the FDA to conduct and document additional investigations of product safety and effectiveness.

PATENT STATUS AND PROTECTION OF PROPRIETARY TECHNOLOGY

     The Company has been issued United States patent Nos. 5,626,843 and 5,888,511, and Australia patent No. 730498. It also had eleven United States utility patents pending filed between December 22, 1997 and February 24, 2000 which have now been consolidated into seven pending utility patent applications. The Company also has two foreign applications pending in Europe and Canada, one PCT application and one U.S. non-provisional patent application pending.

     The Company believes that its most recently issued patent gives the Company patent protection for a new anti-cytokine approach to treating different autoimmune diseases via both the extracorporeal and the injectable treatment route. These include rheumatoid arthritis, multiple sclerosis, juvenile rheumatoid arthritis, psoriatic arthritis and ankylosing spondylitis, among others. The patented treatment uses various methods to neutralize or block specific combinations of cytokines and their receptors. In management's opinion, the Company's patented approach is broader in scope than certain other patented treatments.

EXECUTIVE OFFICES

     Our executive offices are located at 6355 Topanga Canyon Boulevard, Woodland Hills, California 91367, and our telephone number is (818) 883-6716.

                                  RISK FACTORS

     Except for the historical information contained herein, the discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following risk factors as well as those discussed elsewhere in this Prospectus and any documents incorporated herein by reference.

     The following factors, in addition to those discussed elsewhere in this Prospectus, or incorporated herein by reference, should be carefully considered in evaluating us and our business.

BECAUSE OF CONTINUING OPERATING LOSSES, THERE IS A NEED FOR ADDITIONAL FINANCING, WHICH IF NOT SUCCESSFULLY MET WILL LIKELY RESULT IN A LACK OF LIQUIDITY WHICH COULD ADVERSELY AFFECT THE COMPANY

     For the fiscal year ending December 31, 2000, we realized a net loss of $653,270 and expect such losses to continue for the foreseeable future. Therefore, we believe that we will need to raise additional capital during the next twelve months. If we are unable to raise additional capital and/or generate a positive cash flow before our cash is depleted, we will be required to curtail operations substantially. We are seeking to obtain additional funds through public and private equity and debt financings, collaborative or other arrangements with corporate partners, acquisitions or mergers with companies with strong capital positions or cash flow from product sales or from other sources. There is no assurance that we will be able to obtain additional capital if required, or if capital is available, to obtain it on terms favorable to us. We may suffer from a lack of liquidity in the future that could impair our research and development efforts and adversely affect our results of operations.

THERE CAN BE NO ASSURANCE THAT ANY PRODUCTS THE COMPANY DEVELOPS WILL SATISFY THE EXTENSIVE AND RIGOROUS STANDARDS SET BY THE VARIOUS GOVERNMENTAL AUTHORITIES OR EVEN IF SATISFIED, THAT APPROVALS WILL BE EITHER DELAYED OR RESTRICTED AND THEREFORE HAVE A MATERIAL ADVERSE EFFECT ON COMMERCIALIZATION OF OUR PRODUCTS AND OUR SALES REVENUES

     Our products are in the development stage, have not been subjected to clinical studies in the United States, have limited clinical data based upon studies conducted in Russia, have not been cleared for marketing by the FDA or foreign regulatory authorities, and cannot be commercially distributed in the United States and/or in foreign markets unless and until such clearance is obtained. Failure to obtain FDA clearance would delay sales of our products and would materially affect our financial condition.

     The development, manufacture and sale of drug products are subject to extensive and rigorous regulation by federal, state, local and foreign governmental authorities. In particular, products for human health are subject to substantial preclinical and clinical testing and other approval requirements by the FDA and comparable foreign regulatory authorities. The process for obtaining the required regulatory approvals from the FDA and other regulatory authorities takes many years and is very expensive. There can be no assurance that any product developed by us will prove to meet all of the applicable standards to receive marketing approval. There can be no assurance that any such approvals will be granted on a timely basis, if at all. Delays in and costs of obtaining these approvals could adversely affect our ability to commercialize our products, if any, and to generate sales revenues. If regulatory approval of a product is obtained, such approval may involve restrictions and limitations on the use of the product.

OUR RESEARCH AND DEVELOPMENT AND MARKETING EFFORTS ARE DEPENDENT ON CORPORATE COLLABORATORS AND OTHER THIRD PARTIES WHO MAY NOT DEVOTE SUFFICIENT TIME, RESOURCES AND ATTENTION TO OUR PROGRAMS, WHICH MAY LIMIT OUR EFFORTS TO SUCCESSFULLY DEVELOP AND MARKET POTENTIAL PRODUCTS

     Because we have limited resources, we anticipate entering into a number of collaboration agreements with other companies. At present, however, we have no such agreements. These agreements may be expected to call for our partners to control the supply of bulk or formulated drugs for commercial use or for use in clinical trials; design and execution of clinical studies; process of obtaining regulatory approval to market the product; and/or marketing and selling of any approved product.

     In each of these areas, our partners may not support fully our research and commercial interests since our program may compete for time, attention and resources with the internal programs of our corporate collaborators. As such, we cannot be sure that our corporate collaborators will share our perspectives on the relative importance of our program, that they will commit sufficient resources to our program to move it forward effectively, or that the program will advance as rapidly as it might if we had retained complete control of all research, development, regulatory and commercialization decisions. We also rely on several of these collaborators and other third parties for the production of compounds and the manufacture and supply of pharmaceutical products. Additionally, we may find it necessary from time to time to seek new or additional partners to assist us in commercializing our products. It is uncertain whether we would be successful in establishing any such new or additional relationships.

OUR RELIANCE UPON CLINICAL TRIALS CONDUCTED IN RUSSIA MAY HAVE A MATERIAL ADVERSE AFFECT ON OUR RESEARCH, DEVELOPMENT AND FUND RAISING EFFORTS

     We have conducted a number of clinical trials at major institutes of the Medical Academy of Sciences in Russia as more fully discussed above under the caption "The

Company." The results of these clinical trials are essential to our further research and development of pharmaceutical products. There can be no assurance that variations between the standards and conventions of such clinical trials in Russia from those in the United States may have not have a material impact on the acceptance of such results by either governmental authorities or potential sources of financing of the continued research and development program of the Company or that such results can be duplicated under United States standards and procedures. Accordingly, such variations could have a material adverse impact on the Company and its research and development and financial prospects.

THE RESULTS AND TIMING OF OUR RESEARCH AND DEVELOPMENT ACTIVITIES, INCLUDING FUTURE CLINICAL TRIALS ARE DIFFICULT TO PREDICT, SUBJECT TO FUTURE SETBACKS AND, ULTIMATELY, MAY NOT RESULT IN ANY PHARMACEUTICAL PRODUCTS, WHICH MAY ADVERSELY AFFECT OUR BUSINESS

     Preclinical testing and clinical trials must demonstrate that a product candidate is safe and efficacious. The results from preclinical testing and early clinical trials may not be predictive of results obtained in subsequent clinical trials, and we cannot be sure that these clinical trials will demonstrate the safety and efficacy necessary to obtain regulatory approval for any product candidates. A number of companies in the biotechnology industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. In addition, certain clinical trials are conducted with patients having the most advanced stages of disease. During the course of treatment, these patients often die or suffer other adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested. Such events can have a negative impact on the statistical analysis of clinical trial results.

     We cannot be sure that we will be permitted by regulatory authorities to undertake clinical trials for any of our product candidates, or that if such trials are conducted, any of our product candidates will prove to be safe and efficacious or will receive regulatory approvals. Any delays in or termination of these clinical trial efforts may have a material adverse effect on our business.

     The completion of clinical trials of our product candidates may be delayed by many factors. One such factor is the rate of enrollment of patients. Neither we nor our prospective collaborators can control the rate at which patients present themselves for enrollment, and we cannot be sure that the rate of patient enrollment will be consistent with our expectations or be sufficient to enable clinical trials of our product candidates to be completed in a timely manner or at all. Any significant delays in, or termination of, clinical trials of our product candidates may have a material adverse effect on our business.

PRODUCT SALES, IF ANY, AND RELATED FINANCIAL RESULTS ARE LIKELY TO FLUCTUATE AND THESE FLUCTUATIONS MAY CAUSE OUR STOCK PRICE TO FALL, ESPECIALLY IF THEY ARE NOT ANTICIPATED BY INVESTORS

     Forecasting revenue growth is difficult, especially when there is no commercial history and when the level of market acceptance of the product is uncertain. Forecasting is further complicated by the difficulties in estimating stocking levels by corporate collaborators and in estimating potential product returns. As a result, even assuming our product development efforts are successful, it is likely that there will be significant fluctuations in revenues, which may not meet with market expectations and which also may adversely affect our stock price. Other factors which cause our financial results to fluctuate unexpectedly include the cost of product sales, achievement and timing of research and development milestones, co-promotion and other collaboration revenues, cost and timing of clinical trials, marketing and other expenses and manufacturing or supply disruption.

THE PRICE OF OUR COMMON STOCK HAS BEEN AND MAY CONTINUE TO BE HIGHLY VOLATILE

     The market price of our Common Stock is volatile, and we expect it to continue to be volatile for the foreseeable future. For example, during the period January 1, 2000 through July 19, 2001, our Common Stock traded at a high price of $3.93 and a low price of $0.16. Negative announcements (such as adverse regulatory decisions, disappointing clinical trial results, disputes concerning patent or other proprietary rights, or operating results that fall below the market's expectations) could trigger significant declines in the price of our Common Stock. In addition, external events, such as news concerning our competitors, changes in government regulations that may impact the biotechnology industries or the movement of capital into or out of our industry, also are likely to affect the price of our Common Stock.

MANUFACTURING, SALES AND DISTRIBUTION RELATED PROBLEMS MAY CREATE DISRUPTIONS THAT COULD RESULT IN A REDUCTION OF PRODUCT SALES REVENUE AND DAMAGE COMMERCIAL PROSPECTS FOR PRODUCTS WE MAY SUCCESSFULLY DEVELOP

     Our management has limited sales, distribution and marketing experience, and therefore, if the necessary regulatory approvals are obtained, we intend to market, distribute and sell our products, through a network of qualified independent distributors, agents, and key strategic partners, none of which are currently in place. There are no assurances that we can establish the necessary relationships for marketing and selling products or that the network will successfully implement an effective marketing and sales strategy. We expect to rely on third parties to provide customer service activities and accept and process returns. Although it is anticipated that we will employ a small number of persons to coordinate and manage the activities undertaken by these third parties, we have relatively limited experience in this regard. Any disruption in these activities could impede our ability to sell our products and could reduce sales revenues.

MANUFACTURING PROBLEMS WOULD MATERIALLY IMPAIR OUR COMPETITIVE POSITION AND OUR POSSIBILITY OF ACHIEVING PROFITABILITY

     We lack the facilities to manufacture our products and do not have an adequate supply of product to begin clinical studies in the United States. If we are unable to contract for manufacturing capabilities on acceptable terms, it would result in the delay of sales, which in turn could materially impair our competitive position, and our possibility of achieving profitability.

OUR DEPENDENCE ON PRODUCTS COULD HAVE A MATERIAL ADVERSE AFFECT ON THE COMPANY'S FINANCIAL CONDITION

     We expect to derive a substantial majority of our revenues from our proprietary development stage products through product licensing and royalty fees. The life cycle of our products, if approved for marketing, is difficult to estimate in terms of current and future technological developments, competition, and other factors. Our failure to successfully commercialize products or to realize significant revenues from the products would have a material adverse effect on our financial condition. As of the date hereof, we have not realized any revenues from the sale of products.

IF AND AS OUR PRODUCTS ARE USED COMMERCIALLY, UNINTENDED SIDE EFFECTS, ADVERSE REACTIONS OR INCIDENTS OF MISUSE MAY OCCUR WHICH COULD RESULT IN ADDITIONAL REGULATORY CONTROLS, AND REDUCE SALES OF OUR PRODUCTS

     The developmental use of our products will be limited principally to clinical trial patients under controlled conditions and under the care of expert physicians. If these efforts are successful, we cannot predict whether the widespread commercial use of our products will produce undesirable or unintended side effects not evident in our clinical trials or other limited use. In addition, in patients who take multiple medications, drug interactions could occur which can be difficult to predict. Additionally, incidents of product misuse may occur. These events, among others, could result in additional regulatory controls that could limit the circumstances under which the products are prescribed or even lead to the withdrawal of the product from the market.

UNCERTAINTY RELATING TO FAVORABLE THIRD-PARTY REIMBURSEMENT MAY HAVE A MATERIAL ADVERSE EFFECT ON THE COMMERCIAL SUCCESS OF PRODUCTS WE DEVELOP

     In the United States, success in obtaining favorable third-party payment for a new product depends greatly on the ability to present data which demonstrates positive outcomes and reduced utilization of other products or services, as well as cost data which shows that treatment costs using the new product are equal to or less than what is currently covered for other products. Our failure to present such clinical data would adversely affect our ability to obtain favorable third-party reimbursement as well as the commercial success of our products.

OUR DEPENDENCE ON SCIENTISTS AND KEY EXECUTIVES COULD HAVE AN ADVERSE IMPACT THE DEVELOPMENT AND MANAGEMENT OF OUR BUSINESS

     There is intense competition for qualified personnel in the biotechnology industry, and we cannot be sure that we will be able to attract and retain the qualified personnel necessary for the development and management of our business. Our research and development programs and our business might be harmed by the failure to recruit additional key scientific, technical and managerial personnel in a timely manner. Much of the know-how we have developed resides in our scientific and technical personnel and is not readily transferable to other personnel. We do not maintain "key man" life insurance on any of our employees.

WE MAY NOT BE ABLE TO MAINTAIN ADEQUATE PATENT PROTECTION WHICH WOULD HAVE A MATERIAL ADVERSE IMPACT ON OUR ABILITY TO DEVELOP COMMERCIAL PRODUCTS AND A PATENT APPLICATION APPEAL, IF NOT SUCCESSFUL, MAY HAVE A MATERIAL ADVERSE IMPACT ON THE COMPANY

     We have two issued United States patents and one patent issued in Australia. Our success and ability to compete effectively will depend, in part, on the strength of our patents and the ability to obtain protection for its products in foreign markets. No assurance can be given that any patents issued to us will not be challenged, invalidated, or circumvented. Litigation, which could result in substantial cost to us, may also be necessary to enforce any patents issued to us and/or determine the scope and validity of other parties' proprietary rights.

     We have seven United States utility patent applications pending. The United States patent position of pharmaceutical companies involves many complex legal and technical issues and has recently been the subject of much litigation. There is no clear policy establishing the breadth of claims or the degree of protection afforded under such patents. As a result, there can be no assurance that any of our patent applications will be approved, except where claims under an application have already been examined and allowed, nor that we will develop additional proprietary products that are patentable. There can be no assurance that any United States patents issued to us will provide us with any competitive advantages or will not be challenged by third parties or that patents issued to others will not have an adverse effect on our ability to conduct our business. We could incur substantial costs in asserting our patent rights and in defending patent infringement suits against us or our executives relating to ownership of, or rights to, patents and other intellectual property of third parties. Such disputes could substantially delay our drug development or commercialization.

     Furthermore, because until November 29, 2000, patent applications in the United States were maintained in secrecy until issue, and are only published now following certain rules, and because publication of discoveries in the scientific and patent literature often lag behind actual discoveries, we cannot be certain that we were the first chronologically to make the inventions covered by each of our pending patent applications or that we were the first to file patent applications for such inventions. In the event that a third party has also filed a patent application for any of its inventions, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office ("PTO") to determine priority of the invention, which could result in substantial cost to us, even if the eventual outcome is favorable to us. In the event of an adverse decision as to priority of invention, we would not be entitled to a patent on the invention at issue in the interference proceeding. The PTO or a private party could also institute reexamination proceedings involving us in connection with one or more of our patents, and such proceedings could result in an adverse decision as to the validity or scope of the patents. In addition, there can be no assurance that our patents would be held valid by a court of law of competent jurisdiction. We could be forced to either seek a license to intellectual property rights of others, which may not be available to us on acceptable terms, if at all, or alter our products or processes so that they no longer infringe on the proprietary rights of others.

GOVERNMENTAL REFORMS AND THE EFFORTS OF GOVERNMENT ENTITIES AND THIRD PARTY PAYORS TO CONTAIN OR REDUCE THE COSTS OF HEALTH CARE MAY ADVERSELY AFFECT OUR SALES AND LIMIT THE COMMERCIAL SUCCESS OF OUR PRODUCTS

     Health care reform is an area of increasing national and international attention and a priority of many elected officials in the United States. Several proposals to modify the current health care system in the United States to improve access and control costs are currently being considered by federal and state governments. It is uncertain what legislation, if any, will be adopted or what actions governmental or private payors for health care goods and services may take in response to proposed or actual legislation in the United States. We cannot predict the outcome of health care reform proposals or the effect such reforms may have on our business.

WE MAY FACE SIGNIFICANT PRODUCT LIABILITY RISKS, WHICH MAY HAVE A NEGATIVE EFFECT ON OUR FINANCIAL PERFORMANCE

         The administration of drugs to humans, whether in clinical trials or commercially, can result in product liability claims whether or not the drugs are actually at fault for causing an injury. Furthermore, if we are successful in developing our products, they may cause, or may appear to have caused, serious adverse side effects (including death) or potentially dangerous drug interactions that we may not learn about or understand fully until the drug has been administered to patients for some time. Product liability claims can be expensive to defend and may result in large judgments or settlements against us, which could have a negative effect on our financial performance. The Company does not maintain any product liability insurance. Even if the Company obtains product liability insurance, there is no assurance that available amounts of coverage will be sufficient to adequately protect the Company in the event of a successful product liability claim. Thus, we cannot be certain that we will be able to purchase sufficient insurance at an affordable rate and in any event there is an additional risk that claims could exceed coverage limits. Accordingly, if litigation is initiated against the Company, the Company may have to pay all costs associated with the litigation as well as any judgment rendered against the Company. In the event a large judgment is entered against the Company, the Company may not be able to pay the same and the Company could be forced to cease operations. However, the Company believes that it would not be held liable for injuries suffered by participants in its clinical trials because it plans to require each participating patient to execute a waiver of claims as a result of adverse reaction to the Company's products. There can be no assurance that such waivers will be effective to protect the Company against such claims. Even if a product liability claim is not successful, the adverse publicity and time and expense of defending such a claim may interfere with our business.

THERE CAN BE NO ASSURANCE THAT WE CAN SUCCESSFULLY COMPETE AGAINST OUR COMPETITION, SOME OF WHOM HAVE SUBSTANTIALLY GREATER CAPITAL RESEARCH AND DEVELOPMENT STAFF AND FACILITIES THAN THE COMPANY OR THAT TECHNOLOGICAL ADVANCES WILL NOT RENDER OUR PRODUCTS LESS COMPETITIVE OR OBSOLETE

     The products that we are planning to develop may compete for market share with alternate therapies. A number of companies are pursuing the development of novel products which target the same diseases as we are targeting. Many of these competitors have substantially greater capital resources, research and development staffs and facilities than we do. They may develop and introduce products and processes competitive with those of ours. They represent significant long-term competition for us. For certain of our products, an important factor in competition may be the timing of market introduction of these competitive products. This timing will be based on the effectiveness with which we or the competition can complete clinical trials and approval processes and supply quantities of these products to market. Competition among products approved for sale will be based on, among other things, efficacy, safety, reliability, price, marketing capability and patent position.

                           FORWARD-LOOKING STATEMENTS

     In addition to historical facts or statements of current condition, this Prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress in our research programs, development of potential pharmaceutical products, prospects for regulatory approval, manufacturing capabilities, market prospects for our products, sales and earnings projections, and other statements regarding matters that are not historical facts. Some of these forward-looking statements may be identified by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" or other words and terms of similar meaning. Our performance and results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties such as those set forth above and in this report. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such forward-looking statements. Furthermore, we do not intend (and we are not obligated) to update publicly any forward-looking statements. You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission. Risks that we anticipate are discussed in more detail in the section entitled "Risk Factors." Other unanticipated occurrences besides those listed in this Prospectus could also adversely affect us.

                          DESCRIPTION OF COMMON STOCK

     The Company's authorized capital stock presently consists of 100,000,000 authorized shares of common stock, $.001 par value and 20,000,000 authorized shares of preferred stock, $.001 par value ("Preferred Stock"). The Certificate of Incorporation ("Certificate") authorizes a class of preferred stock commonly known as a "blank check" preferred stock. The Preferred Stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of the Company's stockholders, is authorized to fix the relative rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. Such shares of Preferred Stock, if and when issued, may have rights, powers and preferences superior to those of the Common Stock.

     The holders of Common Stock are entitled to one (1) vote for each share on all matters voted on by stockholders, including the election of directors and, except as otherwise required by law, or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock, exclusively possess all voting power. The holders of Common Stock do not have any cumulative voting, conversion, redemption or preemptive rights. Subject to any preferential rights of any outstanding series of Preferred Stock designed by the Board of Directors from time to time, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of the Company available for distribution to such holders.

     The Certificate provides that directors may be removed with or without cause, and only upon the affirmative vote of holders of at least 66-2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, subject to any rights of holders of Preferred Stock; provided, however, that where such action is approved by a majority of the directors the affirmative vote of only a majority of the holders of all outstanding shares of Common Stock will be required for approval of such action.

     The Certificate contains provisions requiring the affirmative vote of the holders of at least 66-2/3% of the voting power of the voting stock, to amend certain provisions of the Certificate, or to amend any provision of the Bylaws; provided, however, that where such action is approved by a majority of the directors the affirmative vote of only a majority of the holders of all outstanding shares of Common Stock will be required for approval of such action.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of Common Stock reserved for conversion of the Convertible Debt or exercise of the Warrants held by Selling Stockholders covered by this Prospectus. See the "Selling Stockholders" section of this Prospectus, which follows, for more information.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Selling Stockholders as of July 18, 2001 and as adjusted to give effect to the sale of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."

     In connection with the placement of the Convertible Debt, we entered into an agreement with the Selling Stockholders pursuant to which we were obligated to file a registration statement under the Securities Act of 1933, as amended, registering the shares of Common Stock underlying the Convertible Debt ("Convertible Debt Shares"). We are further obligated to use our reasonable best efforts to maintain the effectiveness of this Registration Statement through September 30, 2004, upon the request of the Selling Stockholders who hold a majority of the shares of common stock of the Company registered pursuant to this Registration Statement. The investor rights agreement further provides that the Company is required to file and maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. The Company also is obligated to register the Warrant Shares as described herein.

     The information presented below is based on data furnished to us by the Selling Stockholders. The number of Shares that may be actually sold by the Selling Stockholders will be determined by the Selling Stockholders. Because each Selling Stockholder may sell all, some or none of the shares of Common Stock that it owns, no estimate can be given as to the number of shares of Common Stock that will be owned by the Selling Stockholders upon termination of the offering.


                                                       Number of Shares
                                                 Beneficially Owned Prior to    Number of Shares Being
         Name of Selling Stockholder                       Offering                    Offered
         Cappello Capital Corp.(1)                       1,405,541                   1,405,541
         Alexander Cappello(2)                           1,324,149                   1,224,149
         Robert & Ellen Deutschman Family                  852,695                     852,695
         Trust(3)
         Gerard Cappello(4)                                764,107                     764,107
         Thomas Pernice(5)                                 755,919                     755,919
         Graham Beachum(7)                                 437,845                     437,845
         Doris Ruff(7)(9)                                  437,387                     437,387
         Karpnale Investment PTE(7)                        427,751                     427,751
         Bio-Shenk Investment(7)                           265,623                     265,623
         Earl Gales(7)                                     218,865                     218,865
         Gerald Bedrin(7)                                  218,693                     218,693
         Jeff Lotman(7)                                    218,234                     218,234
         Thomas Turner(7)                                  217,489                     217,489
         Larry Fleischman(7)                               216,915                     216,915
         Harold Kaufman(7)                                 215,768                     215,768
         John Bendheim(6)                                  208,744                     108,744
         Bothwell International(7)                         173,441                     173,441
         Leon Watne(7)                                     156,261                     156,261
         Stephen and Brenda Delaney(7)                     148,548                     148,548


         Brad Farmer(7)                                    130,941                     130,941
         Murdeen Johnson(7)                                130,493                     130,493
         Charles and Phyllis Tighe(7)                      109,691                     109,691
         Robert Hayman(7)                                  109,117                     109,117
         Howard Posner(7)                                  109,117                     109,117
         Robert Deutschman(7)                              109,088                     109,088
         Jonathan Shapiro(7)                               109,031                     109,031
         Kenneth Staub(7)                                  109,031                     109,031
         Robin Ferracone(7)                                108,916                     108,916
         Lloyd Brune(7)                                    108,515                     108,515
         Don Montague(7)                                   108,429                     108,429
         Paul and Leslie Aronzon(7)                        107,884                     107,884
         Matthew Dolan(7)                                  107,884                     107,884
         Arthur Miles(7)                                   107,884                     108,884
         Greg Nagel(7)                                     107,425                     107,425
         Gary and Gloria Gottesman(7)                      106,106                     106,106
         William Ross(7)                                   106,106                     106,106
         Bonchar LTD(7)                                     86,789                      86,789
         Cort Wagner(7)                                     65,677                      65,677
         Thomas Bendheim(7)(8)                              65,320                      65,320
         Gregory Sain(7)                                    54,559                      54,559
         Carl Peterson(7)                                   54,430                      54,430
         John and Carolyn Alt(7)                            54,257                      54,257
         David and Andrea Szott(7)                          53,942                      53,942
         Blossom Deutschman(7)                              53,827                      53,827
         Arlene Rohkohl(7)                                  53,655                      53,655
         John Lloyd(7)                                      52,938                      52,938
         Ted and Susan Samuelson(7)                         52,528                      52,528
         Roberta Wieman(7)                                  43,773                      43,773
         Blake Mirkin(7)                                    43,773                      43,773
         Howard Berman(7)                                   43,647                      43,647
         Charles A.  and Sophia Pernice(7)                  43,647                      43,647
         Leonard Kirtman(7)                                 43,154                      43,154
         Greg and Rajshree Chapman(7)                       43,154                      43,154
         Nancy Aossey(7)                                    27,258                      27,258
         Michael Bascetta, Jr.(7)                           26,526                      26,526
         Charles Pernice, Esq.(7)                           21,892                      21,892


(1) Cappello Capital Corp. ("CCC") was engaged by the Company to render financial advisory and investment banking services, and CCC was granted warrants to purchase 4,685,135 shares of Common Stock at $0.15 per share ("Warrant Shares"). CCC retained a warrant to purchase 1,405,541 of the Warrant Shares and assigned warrants for the remaining Warrant Shares to various individuals disclosed herein.
(2) Shares held in the name of Alexander Cappello include a warrant to purchase 100,000 shares of Common Stock of the Company at $0.25 per share ("Board Warrant"), but neither the Board Warrant nor the underlying shares are being registered hereunder; warrants assigned to him by CCC to purchase 1,115,061 of the Warrant Shares which are being registered hereunder; and includes 109,088 Shares underlying Convertible Debt held by him.
(3) CCC assigned to the Robert & Ellen Deutschman Family Trust warrants to purchase 852,695 of the Warrant Shares.
(4) CCC assigned to Gerard Cappello warrants to purchase 655,919 of the Warrant Shares. Mr. Cappello is the owner, president and chief executive officer of CCC and is the brother of Alexander Cappello.
(5) CCC assigned to Thomas Pernice warrants to purchase 655,919 of the Warrant Shares; also includes a Board Warrant to purchase 100,000 shares of Common Stock, but neither the Board Warrant nor the underlying shares are being registered hereunder.
(6) Shares held in the name of John Bendheim include a Board Warrant to purchase 100,000 shares of Common Stock at $0.25 per share, but neither the Board Warrant nor the underlying shares are being registered hereunder; and includes 108,744 Shares underlying Convertible Debt held by a trust for the benefit of his minor child.
(7) Represents the number of Shares underlying the principal amount of the Convertible Debt purchased by this Selling Stockholder, together with accrued interest thereon through June 30, 2001, paid in additional Convertible Debt (in lieu of cash).
(8) Shares held in the name of Thomas Bendheim include ownership of 65,280 Shares underlying Convertible Debt held by trusts for the benefit of his minor children.
(9) Shares held in the name of Doris Ruff includes 109,347 Shares underlying Convertible Debt held by a revocable trust for her benefit.

PLAN OF DISTRIBUTION

     Sales of the Convertible Debt Shares and the Warrant Shares are for the Selling Stockholders' own account. We will not receive any proceeds from the sale of the Shares offered hereby. The Selling Stockholders may sell the Shares from time to time, as market conditions permit on the OTC Bulletin Board, or otherwise, through brokerage transactions, in negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The aforementioned methods of sale may not be all-inclusive.

     Any broker-dealer acquiring the Shares in the over-the-counter market from the holder may sell the Shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing in the over-the-counter market, at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The Selling Stockholders and any broker-dealers that act in connection with the sale of Shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933; any commissions received by them and profits on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any such commissions, as well as other expenses of the Selling Stockholders and applicable transfer taxes, are payable by such parties, as the case may be.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     Under applicable rules and regulations under Regulation M under the Securities Exchange Act of 1934, any person engaged in the distribution of our Common Stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to our Common Stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and without limiting the foregoing, each Selling Stockholder will be subject to the applicable provisions of the Securities Act of 1933 and Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Shares of our by the Selling Stockholders. The foregoing may affect the marketability of the Shares.

     Notwithstanding the registration of the Shares, John Bendheim, Alexander Cappello and Thomas Pernice have agreed not to sell any Shares until January 1, 2002, unless, in the interim, the SEC declares this Registration Statement effective and the market price for the Company's Common Stock has been at least seventy-five cents ($0.75) per share for at least twenty (20) consecutive trading days.

     We entered into an agreement with the Selling Stockholders in connection with the private placement of Convertible Debt which required us to register the Selling Stockholders' Convertible Debt Shares under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the Selling Stockholders and us and our respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the shares of our Common Stock, including liabilities under the Securities Act of 1933 and requires the Selling Stockholders and us to contribute to payments the parties may be required to make in respect thereof.

ABOUT THIS PROSPECTUS

     This Prospectus is a part of a registration statement that we have filed with the SEC using a "shelf registration" process. You should read both this Prospectus and any supplement together with additional information described under "Where You Can Find More Information."

     You should rely only on the information provided or incorporated by reference in this Prospectus or any supplement. We have not authorized anyone else to provide you with additional or different information. Our Common Stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of such documents.

LEGAL OPINION

     The validity of the shares of Common Stock offered hereby have been passed upon for us by Rutter, Hobbs & Davidoff Incorporated, 1900 Avenue of the Stars, Suite 2700, Los Angeles, California 90067-4301.

EXPERTS

     The financial statements of Advanced Biotherapy, Inc. incorporated by reference in its Form 10-KSB for the fiscal year ended December 31, 2000, have been audited by Williams & Webster, P.S., independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, which means we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of the registration statement and any other materials that we file with the SEC and may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a Website that contains all information filed electronically by us, including reports, proxy and information statements. The address of the SEC's Website is http://www.sec.gov.

     We have filed a registration statement on Form S-3, of which this Prospectus forms a part, to register with the SEC the Shares of Common Stock being offered by this Prospectus. As allowed by SEC rules, this Prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. The SEC allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The historical and future information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus. The documents incorporated by reference contain important information about us, our business and our finances.

     The documents that we are incorporating by reference are:

     o    Our Annual Report on Form 10-KSB for the year ended December 31, 2000;

     o    Our Quarterly Report on Form 10-QSB for the quarter ended March 31,
          2001.

     Any documents that we file pursuant to Sections 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934 after the date of this Prospectus but before the end of the offering of the securities covered by this Prospectus will also be considered to be incorporated by reference.

     If you receive a copy of this Prospectus and you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference into the document. You should address written requests to Edmond Buccellato, Chief Executive Officer, 6355 Topanga Canyon Boulevard, Suite 510, Woodland Hills, California 91367, (818) 883-6716.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses payable by the Company in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the SEC registration fee.


SEC Registration fee.....................................................     $   651.00
Legal fees and expenses..................................................     $12,000.00
Accounting fees and expenses.............................................     $ 1,200.00
                                                                              ----------
          Total..........................................................     $13,851.00

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Set forth below are certain provisions of law and a brief summary of the relevant provisions of the Certificate of Incorporation and By-Laws of Advanced Biotherapy, Inc. (the

"Company"). The general effect of such provisions is to provide indemnification to officers and directors of the Company for actions taken in good faith on behalf of the Company.

     Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, such person may be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in the view of all the circumstances of the case such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     The Certificate of Incorporation of the Company provides that a director of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

     The Bylaws of the Company provide that each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he or she is or was a director, officer,



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

employee or agent of the Company (which term includes any predecessor corporation of the Company) or is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection therewith and such indemnification will inure to the benefit of the indemnity's heirs, executors and administrators.

     There is no pending material litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened material litigation that may result in claims for indemnification by any director, officer, employee or other agent.

ITEM 16.  EXHIBITS.

     EXHIBIT
     NUMBER   DESCRIPTION OF DOCUMENT


       3.1    Certificate of Incorporation of Registrant (1)

       3.2    Bylaws of Registrant (1)

       4.1    Form of Registrant's Common Stock Certificate. (2)

       5.1    Opinion of Rutter, Hobbs & Davidoff Incorporated.

       10.1 Form of Common Stock Purchase Warrant in favor of Cappello Capital Corp. (1)

       10.2   Form of 10% Convertible Subordinated Debt Instrument. (3)

       10.3   Form of Convertible Subordinated Debt Purchase Agreement. (4)

       10.4   Form of Investor Rights Agreement. (4)

       23.1   Consent of Williams & Webster, P.S., Independent Auditors.

       23.2 Consent of Rutter Hobbs & Davidoff Incorporated. Reference is made to Exhibit 5.1.

 --------------
(1) Filed as an exhibit to Registrant's Form 10-QSB for the quarter ending March 31, 2000, and incorporated herein by reference.



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

(2) To be filed by an amendment.

(3) Filed as an exhibit to Registrant's Form 10-QSB for the quarter ending June 30, 2000, and incorporated herein by reference.

(4) Filed as an exhibit to Registrant's Form 10-KSB for the fiscal year ending December 31, 2000.

ITEM 17.  UNDERTAKINGS.

       A. Undertaking Pursuant to Rule 415.

       The Undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) to reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change of such information in the registration statement;

provided, however, that paragraph 1(i) and 1(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       B. Filing Incorporating Subsequent Exchange Act Documents by Reference.



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

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the registrant pursuant to the provisions of the Investor Rights Agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Los Angeles, State of California, on the 26th day of July, 2001.



[Remainder of Page Intentionally Left Blank]



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





                                          ADVANCED BIOTHERAPY, INC.



                                          By: /s/ EDMOND BUCCELLATO
                                             ------------------------------
                                               Edmond Buccellato
                                               Chief Executive Officer
                                              (Principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


               Signature                                 Title                                  Date
               ---------                                 -----                                  ----
                                                     President and
/s/ EDMOND BUCCELLATO                           Chief Executive Officer                      July 26, 2001
----------------------------------           (Principal Executive Officer)
Edmond Buccellato                                      and Director

/s/ THOMAS PERNICE                              Treasurer and Secretary                      July 26, 2001
----------------------------------        (Principal Financial and Accounting
Thomas Pernice                                   Officer) and Director

/s/ JOHN BENDHEIM
----------------------------------                     Director                              July 26, 2001
John Bendheim


/s/ ALEXANDER CAPPELLO
----------------------------------              Chairman of the Board,                       July 26, 2001
Alexander Cappello                                     Director


----------------------------------                     Director
Lawrence Loomis



----------------------------------                     Director
Leonard Millstein


/s/ BORIS SKURKOVICH, M.D.
----------------------------------                     Director                              July 26, 2001
Boris Skurkovich, M.D.


SIMON SKURKOVICH, M.D.
----------------------------------                     Director                              July 26, 2001
Simon Skurkovich, M.D.





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